Sub-item 77I
LEGG MASON PARTNERS EQUITY TRUST
LEGG MASON CLEARBRIDGE APPRECIATION FUND

The following text replaces the first paragraph of the section of the fund's prospectus titled "More on fund management-Management fee":

The fund has a management fee schedule that reduces the management fee rate as assets increase as follows:

0.75% on assets up to and including $250 million; 0.70% on assets over $250 million and up to and including $500 million; 0.65% on assets over $500 million and up to and including $1 billion; 0.60% on assets over $1 billion and up to and including $2 billion; 0.55% on assets over $2 billion and up to and including $3 billion; and 0.50% on assets over $3 billion.


Sub-item 77I
LEGG MASON PARTNERS EQUITY TRUST
LEGG MASON CLEARBRIDGE DIVIDEND STRATEGY FUND

The following text replaces the first paragraph of the section of the fund's prospectus titled "More on fund management-Management fee":

The fund has a management fee schedule that reduces the management fee rate as assets increase as follows:

The fund has a management fee schedule that reduces the management fee rate as assets increase as follows:

0.65% on assets of up to and including $1 billion, 0.60% on assets over $1 billion and up to and including $2 billion, 0.55% on assets over $2 billion and up to and including $3 billion, 0.50% on assets over $3 billion and up to and including $4 billion, and 0.45% on assets in excess of $4 billion.